EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter 2018 Results

OLD BRIDGE, NJ / August 14, 2018 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its net sales and results for the second quarter and six months ended June 30, 2018.

Net sales decreased $887,000 or 14.4% to $5,277,000 for the second quarter of 2018 from $6,164,000 for the comparable period in 2017.  Net loss for the three months ended June 30, 2018 was $(335,000) or $(0.04) per share, compared to $(231,000) or $(0.03) per share for the comparable period in 2017.

The decrease in sales is primarily attributed to a decrease in sales of data products, HFC distribution products and contract manufactured products, offset, in part, by an increase in digital video headend products.  Net sales of data products were $1,055,000 and $2,256,000, HFC distribution products were $761,000 and $905,000, contract-manufactured products were $155,000 and $267,000, and digital video headend products were $2,542,000 and $2,059,000, in the second three months of 2018 and 2017, respectively.

Net sales decreased $1,497,000, or 12.3%, to $10,640,000 for the six month period ended June 30, 2018, from $12,137,000 for the comparable period in 2017.  Net loss for the six months ended June 30, 2018 was $(398,000) or $(0.05) per share, compared to $(487,000) or $(0.06) per share for the comparable period in 2017.

The decrease in sales is primarily attributed to a decrease in sales of data products, analog video headend products, HFC distribution products and digital video headend products.  Net sales of data products were $2,454,000 and $3,386,000, analog video headend products were $823,000 and $1,036,000, HFC distribution products were $1,502,000 and $1,707,000, and digital video headend products were $5,085,000 and $5,230,000, in the first six months of 2018 and 2017, respectively.

Commenting on the second quarter results, Chief Executive Officer Robert J. Pallé noted, "Although we are disappointed in the decrease in second quarter revenues, the decrease was not unexpected, given the softer than anticipated bookings experienced during the first quarter.  Purchases of certain data products by one of our largest customers was reduced, due in part to slower than expected installation rates of such products by the customer.  While we expect order input from that customer to increase during the fourth quarter, as earlier purchases carried in their inventory are deployed, we do not expect sales to that customer to resume at 2017 levels.  On the positive side, we are pleased to report that the NeXgen Gateway (NXG) MSO laboratory testing and approval phases are progressing well.  The product has been approved for purchase by five service providers, and initial orders, anticipated to ship during 2018, have been received from four of those five.  Sales growth of our NXG products is expected to be a key contributor to the overall growth and success of the Company.  As previously reported, we remain concerned about third quarter revenues, but anticipate that revenues will return to 2017 levels during the fourth quarter, and that the improvement will continue into 2019."

Conference Call Reminder

Details of the live teleconference:

Date: Tuesday, August 14, 2018
Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R.L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2017 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Pallé
Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales	$5,277	$6,164	$10,640	$12,137
Gross profit	2,191	2,125	4,414	4,526
(Loss) earnings from operations	(217)	(138)	(130)	28
Net loss	$(335)	$(231)	$(398)	$(487)
Basic and diluted net loss per share	$(0.04)	$(0.03)	$(0.05)	$(0.06)
Basic and diluted weighted average shares outstanding	8,905	8,122	8,560	8,122

Condensed Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	June 30, 2018	December 31, 2017

Current assets	$8,829	$8,950
Property, plant and equipment, net	3,011	3,106
Total assets	14,719	15,174
Current liabilities	3,939	3,939
Long-term liabilities	3,079	3,822
Stockholders' equity	7,701	7,413

Total liabilities and stockholders' equity	$14,719	$15,174